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                                                                  EXHIBIT 10.1

                        CONSULTING/NON-COMPETE AGREEMENT

The Agreement made effective this 1st day of February, 1995 by and between NOMECO Oil & Gas Co., a Michigan corporation with offices located at One Jackson Square, Jackson, Michigan 49204 ("NOMECO") and Richard J. Burgess, an individual residing at 5380 Squire Manor Drive, Jackson, Michigan 49201 ("Consultant").

                              W I T N E S S E T H:

WHEREAS, Consultant was employed by NOMECO for 27 years, most recently as its President and Chief Executive Officer;

WHEREAS, Consultant is possessed of extensive knowledge and experience in the business of NOMECO and the industry of which NOMECO is a part;

                 WHEREAS, Consultant is in good health and in possession of the financial resources, business skills and knowledge to start up another enterprise to compete with NOMECO;

                 WHEREAS, NOMECO desires reasonable assurances of Consultant's continuing loyalty, non-competition with NOMECO and nondisclosure of and reasonable protection of NOMECO's confidential business information which has been and will be acquired and which has been and is being developed by NOMECO at substantial expense; and

                 WHEREAS, NOMECO and CMS Energy desires to procure Consultant's services as a consultant and Consultant is willing to furnish such services on the terms herein contained.

                 NOW, THEREFORE, in consideration of the premises hereof and of mutual covenants to be bound by the terms hereof, the parties agree as follows:

1. Term. This Agreement shall become effective as of the date hereof, and shall remain in effect through April 30, 1996; provided that this Agreement shall remain in effect from month to month thereafter subject to termination at any time after the initial term at the election of either party on 30 days' written notice to the other; and provided further that the provisions contained in Section 9 hereof shall survive termination of this Agreement.

2. Duties of Consultant. Consultant shall advise NOMECO or an affiliated CMS Company on issues pertaining to its business and render such other services, including, but not limited to, testimony, advocacy and public representation as the client shall from time to time require.

3. Non-Compete. During the term of this Agreement, Consultant will not, directly or indirectly, personally or as an employee, associate, partner, manager, agent,
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                 owner, investor in excess of 5% of the outstanding capital stock of any corporation or partnership, operator or otherwise, or by means of any corporate or other device, engage in the business of NOMECO in any market in which NOMECO currently competes. Notwithstanding the foregoing, Consultant shall be allowed to invest in the oil industry, provided that such investment does not result in a control position for Consultant.

4. Compensation. In consideration for the covenants of Consultant contained in Sections 2 and 3 herein, Consultant shall be compensated a minimum amount of $7500 per month for each calendar month during the term hereof, whether or not Consultant actually performs any services hereunder during any such month, and at a rate of $1500 per day for services in excess of five (5) days per calendar month performed by Consultant hereunder. If during the term hereof NOMECO increases the $1500 amount paid to NOMECO's nonmanagerial directors as a meeting attendance fee, the $1500 rate to be paid Consultant hereunder shall be increased by the same amount at the same time and the $7500 monthly minimum to be paid Consultant shall be increased at the same time by an amount computed by multiplying the day rate increase by five
                 (5).

5. Expenses. NOMECO shall reimburse Consultant for all reasonable and necessary expenses incurred by him in the performance of his duties hereunder.

6. Billing and Payment. Consultant shall periodically submit to NOMECO a statement of compensation due him and expenses incurred by him since the date of the prior statement on a form prescribed by NOMECO, together with such evidence of expenditures as NOMECO reasonably requires. Within twenty
                 (20) days of receipt of each such statement, NOMECO shall pay Consultant for compensation due and reimburse Consultant all expenses properly incurred and reported.

                 In the event of Consultant's demise prior to payment of all sums owing hereunder, all remaining payments shall be made to his beneficiary.

7. Office and Secretary. During the term hereof NOMECO shall make available to Consultant an appropriate office and secretarial services. Consultant may at his discretion work from other locations and use other secretarial services in the performance of this Agreement.

8. Contract Status. It is understood between the parties that Consultant is an independent contractor and that the manner of performance of his duties, which will be generally described to him by NOMECO is within his discretion.

                 Although it is understood and agreed that Consultant shall not be required to devote more than twenty (20%) percent of his normal working time (up to fifty





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                 (50%) at Consultant's election) to rendering such service or to follow any formal schedule of duties or assignment and that NOMECO shall not supervise the details and particulars of the manner in which he performs such services, Consultant agrees to give first priority to the business and affairs of the Company and its affiliates and not to accept other engagements which will interfere, or be inconsistent, with his services hereunder.

9. Indemnification. NOMECO hereby agrees to indemnify and hold Consultant harmless from any acts or omissions of Consultant in performing the services hereunder; provided, however, that NOMECO shall not indemnify Consultant for any gross negligence or willful misconduct of Consultant. Consultant agrees that NOMECO shall not be liable to Consultant for any personal injury or other damages to Consultant except to the extent cause by NOMECO's gross negligence or willful misconduct.

10. Confidentiality. All information, whether oral, written or otherwise, which NOMECO or an affiliate provides to the Consultant or which is generated or derived by the Consultant in or as a result of the services hereunder and which NOMECO designates, in writing or orally, as confidential to NOMECO, shall be held in strict confidence by the Consultant and shall not be disclosed by the Consultant to any third party without NOMECO's express written consent.

11. Severability. If any paragraph, sentence, clause or other provision of this Agreement or the application of such provision, is held invalid or unenforceable, such provision shall be deemed to be modified in a manner, consistent with the intent of such original provision, so as to make it valid and enforceable, and this Agreement, and the application of such provision to persons or circumstances other than those with respect to which it would be invalid or unenforceable, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have signed this Agreement on the 22nd day of December, 1994.


CMS ENERGY                                           NOMECO OIL & GAS CO.
BY:  /S/ VICTOR J. FRYLING                           BY:  /S/ GORDON L. WRIGHT
                 VICTOR J. FRYLING
ITS:  PRESIDENT                                      ITS: EXEC VICE PRESIDENT

                                                     RICHARD J. BURGESS

                                                     /S/ RICHARD J. BURGESS





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